UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 11, 2024

NioCorp Developments Ltd.

(Exact name of registrant as specified in its charter)

British Columbia, Canada (State or other jurisdiction of incorporation)	000-55710 (Commission File Number)	98-1262185 (IRS Employer Identification No.)

7000 South Yosemite Street, Suite 115
Centennial, Colorado 80112
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (720) 639-4647

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, without par value	NB	The Nasdaq Stock Market LLC
Warrants, each exercisable for 1.11829212 Common Shares	NIOBW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

 Emerging growth company          ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On September 11, 2024, NioCorp Developments Ltd. (the “Company”) and its Chief Executive Officer, Mark A. Smith, entered into a Loan Agreement (the “Smith Loan Agreement”) pursuant to which Mr. Smith agreed to make available to the Company a non-revolving, multiple draw credit facility of up to $2,000,000 (the “Loan”). The Loan is non-revolving and amounts paid back under the terms of the Smith Loan Agreement do not again become available for drawdowns at the request of the Company.

The Company will pay interest to Mr. Smith on amounts outstanding under the Loan and on any overdue interest at a rate equal to 10% per annum, calculated monthly in arrears, through to the date of repayment of the Loan. Interest on the Loan will be computed on the basis of a 360-day year comprised of twelve 30-day months. Mr. Smith will also receive an establishment fee (the “Establishment Fee”) equal to 2.5% of the amount of any drawdown payable at the time of the drawdown as consideration of the advancement of such drawdown.

Any outstanding balance on the Loan, including accrued interest, shall be immediately due and payable by the Company on the earlier of the date of expiration of the Smith Loan Agreement on June 30, 2025 and the occurrence of an Event of Default (as described below) (the “Due Date”). The Company can pre-pay the Loan at any time without notice and without penalty, but any amount of principal or interest repaid by the Company prior to the Due Date will be subject to an early payment fee of 2.5% of the value of any such payment.

Drawdowns under the Smith Loan Agreement must be made on a business day before the Due Date in a minimum amount of $10,000 and not cause the total principal advanced and interest on all such principal to exceed $2,000,000. Prior to any drawdown, Mr. Smith must receive a written drawdown request, a fully-executed note in the amount of the drawdown (each a “Drawdown Note”) and payment of the Establishment Fee in respect of such drawdown. Each drawdown request is subject to the consent of Mr. Smith, which may be arbitrarily withheld in Mr. Smith’s absolute discretion.

Under the terms of the Smith Loan Agreement, the Company has covenanted that so long as monies are outstanding under the Loan, it will: (a) repay, or cause to be repaid, the Loan and all other monies required to be paid to Mr. Smith in accordance with the Smith Loan Agreement and (b) duly observe and perform all obligations and agreements set forth in the Smith Loan Agreement and each Drawdown Note.

The following occurrences will trigger an Event of Default under the Smith Loan Agreement, causing the principal amount of Loan outstanding, plus accrued interest, costs and all other monies owing to Mr. Smith to immediately become payable upon demand by Mr. Smith, unless waived in writing by Mr. Smith:

•	If the Company defaults in any payment of principal, interest or other amount when the same is required under the Smith Loan Agreement and such default continues for a period of seven (7) days after notice in writing has been given by Mr. Smith to the Company regarding such default;
•	If the Company becomes insolvent, makes a general assignment for the benefit of its creditors, or if an order or an effective resolution passes for the winding-up, merger or amalgamation of the Company, or the Company is declared bankrupt or if a custodian or receiver is appointed under Bankruptcy and Insolvency Act (Canada), or if a compromise or arrangement is proposed by the Company to its creditors or any class of its creditors, or if a receiver or other officer with like powers is appointed for the Company; or
•	if the Company defaults in observing or performing any other covenant or agreement of the Smith Loan Agreement on its part to be observed or performed and such default continues for a period of seven (7) days after notice in writing has been given by Mr. Smith to the Company regarding such default.

The Smith Loan Agreement is secured by all of the Company’s assets pursuant to a general security agreement between the Company and Mr. Smith dated September 11, 2024.

Pursuant to the related party transaction provisions included in the Charter of the Audit Committee (the “Audit Committee”) of the Board of Directors of the Company (the “Board”), the Smith Loan Agreement was approved by the Audit Committee and the disinterested directors of the Board.

The above summary of the Smith Loan Agreement is qualified in its entirety by reference to the Smith Loan Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

On September 11, 2024, the Company completed a drawdown from the credit facility under the Smith Loan Agreement in the amount of $33,000.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description
10.1	Loan Agreement, dated as of September 11, 2024, between NioCorp Developments Ltd. and Mark Smith.
10.2	Security Agreement, dated as of September 11, 2024, between NioCorp Developments Ltd. and Mark Smith.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NIOCORP DEVELOPMENTS LTD.

DATE: September 11, 2024	By:	/s/ Neal S. Shah
Neal S. Shah Chief Financial Officer